Capital City Bank Group, Inc.
Reports Second Quarter 2009 Results

TALLAHASSEE, Fla. (July 21, 2009) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income for the second quarter of 2009 totaling $0.8 million ($0.04 per diluted share) compared to net income of $0.6 million ($0.04 per diluted share) for the first quarter of 2009 and $4.8 million ($0.28 per diluted share) for the second quarter of 2008.  Earnings for the first six months of 2009 totaled $1.4 million ($.08 per diluted share) compared to $12.1 million ($0.70 per diluted share) for 2008.

Earnings for the three and six month periods reflect loan loss provisions of $8.4 million ($0.30 per diluted share) and $16.8 million ($0.61 per diluted share), respectively, and a one-time special FDIC assessment of approximately $1.2 million ($0.04 per diluted share) recorded in the second quarter.

“Given the very tough ongoing operating environment in Florida, we are pleased to be reporting net income for each of the first two quarters,” said William G. Smith, Jr., Chairman, President and Chief Executive Officer of Capital City Bank Group. “Quarter over quarter, excluding the special FDIC insurance assessment, our operating revenues were up and expenses were down, reflecting the underlying strength of our overall business strategy.

“At June 30, nonperforming assets (which include nonaccrual loans, restructured loans, and other real estate owned) were up $16.8 million, or 13% over the first quarter.  However, we were encouraged to see past due loans and gross additions to the nonaccrual loan portfolio decline for two consecutive quarters.  This, coupled with continued improvement in problem loan resolutions resulted in a net increase of $0.8 million in the nonaccrual portfolio.  Restructured loans and other real estate owned, which increased $7.8 million and $8.2 million, respectively, accounted for essentially all of the increase in nonperforming assets, which is a favorable and natural progression as problem loans migrate through the resolution phase.  Consequently, we believe we are in an improved position to ultimately collect on these loans or dispose of the properties.

“While we view the slowdown in gross additions to nonaccruing loans and the migration among nonperforming categories as positive changes in the status of our nonperforming assets, it may still be too early to call a peak in nonperforming loans.  However, we believe these recent developments suggest a trend towards more stability at this point in the credit cycle.

“Also, on a positive note, loan and deposit growth have been steady during the second quarter and the first half of the year, reflecting the fact that our associates are doing a good job recognizing quality opportunities in this disrupted banking marketplace. Lenders are successfully converting clients who are interested in moving or expanding their banking relationships.  On the deposit side, core deposits are higher primarily in noninterest demand accounts and CDs, as our free checking product continues to grow in both balances and number of accounts, and competitive rate pressure affecting our CD production has eased in many markets. Our net interest margin was 5.11% for the second quarter,” said Smith.

The Return on Average Assets was .12% and the Return on Average Equity was 1.12% for the second quarter of 2009.  These metrics were .11% and .94% for the first quarter of 2009 and .73% and 6.43% for the second quarter of 2008, respectively.

For the first half of 2009, the Return on Average Assets was .12% and the Return on Average Equity was 1.03% compared to .92% and 8.14%, respectively, for the first half of 2008.

Discussion of Financial Condition

Average earning assets were $2.175 billion for the second quarter of 2009, an increase of $9.0 million, or 0.4% from the first quarter of 2009, and an increase of $24.4 million, or 1.1% from the fourth quarter of 2008.  The increase from the first quarter is primarily attributable to a $4.4 million and $10.1 million increase in the investment and loan portfolios, respectively.  An increase in deposits funded the earning asset growth.  Compared to the fourth quarter of 2008, the increase in earning assets primarily reflects growth in the loan portfolio partially offset by a reduction in short-term investments.  We have now experienced loan growth for four consecutive quarters as production has increased and loan payoffs and paydowns have slowed.  We believe this trend continued through the recent quarter due to the efforts of our bankers to reach clients who are interested in moving or expanding their banking relationships.  Loan growth was primarily attributable to commercial real estate mortgages and home equity loans.

At the end of the second quarter, nonperforming assets (including nonaccrual loans, restructured loans, and other real estate owned) totaled $143.6 million, an increase of $16.8 million, or 13% from the first quarter and $35.8 million, or 33% from the fourth quarter of 2008.  The increase from the prior linked quarter reflects an increase of $7.8 million in restructured loans and an increase of $8.2 million in other real estate owned properties.  Nonaccrual loans totaled $111.0 million at the end of the second quarter, a net increase of $0.8 million from the prior linked quarter.  The level of gross additions to non-accruing loans has declined by $15.2 million and $6.8 million, respectively, for the last two quarters and the volume of problem loan resolutions has improved including the resolutions of several larger credits during the second quarter.  Nonperforming assets represented 7.19% of loans and other real estate at the end of the second quarter compared to 6.39% at the prior quarter-end and 5.48% at year-end 2008.

Average total deposits were $1.971 billion for the second quarter, an increase of $13.8 million, or 0.7%, from the first quarter and an increase of $25.3 million, or 1.3%, from the fourth quarter of 2008.   On a linked quarter basis, the increase in deposits reflects higher core deposits primarily in noninterest demand accounts and certificates of deposit, which have been partially offset by declining public fund balances.  Our absolutely free checking product continues to be successful as both balances and the number of accounts continue to post growth quarter over quarter.  Certificates of deposit balances have grown as rate pressures from higher paying institutions have eased in most of our markets.  Compared to year-end 2008, the increase in average deposits reflects higher core deposits and public funds.  Core deposits have increased as discussed above and, while an influx of public funds was experienced late in the first quarter of 2009, there has been an easing in these balances, which began in late April.  Additionally, money market balances have experienced a steady decline during the first half of 2009.  We continue to pursue prudent pricing discipline and to manage the mix of our deposits.  Therefore, we are not attempting to compete with higher rate paying competitors for these deposits.

We maintained an average net overnight funds (deposits with banks plus Fed funds sold less Fed funds purchased) purchased position of $49.8 million during the second quarter of 2009 compared to an average net overnight funds purchased position of $33.9 million in the first quarter and an average overnight funds purchased position of $3.2 million at year-end 2008.  The unfavorable variance in funds purchased position during both periods is attributable to an increase in the investment and loan portfolios, higher non-earning assets and lower equity.  Deposit growth partially offset this decline.

Equity capital was $272.7 million as of June 30, 2009, compared to $275.5 million as of March 31, 2009 and $278.8 million as of December 31, 2008.  Our leverage ratio was 11.07%, 11.25%, and 11.51%, respectively, for the comparable periods.  Further, our risk-adjusted capital ratio of 14.20% at June 30, 2009 exceeds the 8.0% minimum requirement and the 10% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines.  During the first quarter 2009, we repurchased approximately 146,000 shares of our common stock at a weighted average stock price of $10.65; no shares were repurchased during the second quarter.  Our strong capital position has allowed us to continue paying a quarterly dividend to our shareowners despite lower earnings performance.  We will continue to monitor our capital and liquidity position to ensure that continuation of our dividend does not place unnecessary strain on our capital levels.

Discussion of Operating Results

Tax equivalent net interest income for the second quarter of 2009 was $27.7 million compared to $27.6 million for the first quarter of 2009 and $28.1 million for the second quarter of 2008.  For the first half of 2009, tax equivalent net interest income totaled $55.3 million compared to $55.2 million in 2008.

The increase in the net interest income on a linked quarter basis was partially due to one additional calendar day in the second quarter and was favorably impacted by the recovery of interest on several larger loans, which were resolved during the quarter.  Higher foregone interest on nonaccrual loans and a decline in loan fees partially offset the improvement in net interest income.  The decline in loan fees resulted from a one-time write-off totaling $175,000.  Additionally, the loan portfolio continued to reprice lower without the offsetting benefit in funding costs.

The decline from the second quarter of 2008 reflects the downward repricing of earning assets, higher foregone interest on nonaccrual loans, and lower loan fees.  Partially offsetting the decline was the lower costs of funds.  We have responded aggressively to the federal funds rate reductions, which began in September 2007.  This, coupled with a favorable shift in mix of deposits, has resulted in a significantly lower cost of funds year over year.

The net interest margin of 5.11% declined five basis points over the linked quarter, attributable to lower earning assets yields. As compared to the second quarter of 2008, the margin improved 21 basis points reflecting the favorable shift in the mix of deposits and aggressive deposit repricing.

The slight increase in net interest income for the first half of 2009 as compared to the same period in 2008 resulted from lower costs of funds discussed above; mostly offset by lower earning assets yields, higher foregone interest and lower loan fees.

The provision for loan losses was $8.4 million for both the second and first quarters of 2009 compared to $5.4 million for the second quarter of 2008.  The loan loss provision for both quarters and the first half of the year reflects a higher level of required general reserves driven by an increased level of net loan charge-offs and higher loss ratios associated with real estate loans, primarily loans to builders/investors secured by residential houses and vacant land.  For the same comparable periods, our level of specific reserves on impaired loans has also increased due to both a higher level of nonaccrual loans and real estate collateral devaluation, though not as significant in the current quarter due to the resolution of some larger problem loans and the slowing of loans migrating to nonaccrual status.  Net charge-offs in the second quarter totaled $6.8 million, or 1.39%, of average loans compared to $5.2 million, or 1.08% in the first quarter.  At quarter-end, the allowance for loan losses was 2.12% of outstanding loans (net of overdrafts) and provided coverage of 34% of nonperforming loans.

Noninterest income for the second quarter increased $0.6 million, or 4.2%, from the first quarter reflective of higher deposit fees ($464,000) and mortgage banking fees ($317,000), partially offset by lower merchant fees ($295,000).  The increase in deposit fees primarily reflects an adjustment to our deposit fees midway through the first quarter.  Mortgage banking fees increased due to higher secondary market loan production, which was driven by the historically low interest rate environment.  The lower level of merchant fees is an expected seasonal variance for our sole remaining merchant who has historically had lower sales during the summer months.  Compared to the second quarter of 2008, noninterest income declined by $1.1 million, or 6.9%, primarily due to lower merchant fees related to the sale of a major portion of the bank’s merchant services portfolio in July, 2008.  For the first six months of 2009, as compared to the comparable period of 2008, noninterest income decreased $4.8 million, or 14.4%, due to the aforementioned merchant services portfolio sale as well as a $2.4 million pre-tax gain from the redemption of Visa shares realized in the first quarter of 2008.

Noninterest expense increased $0.7 million, or 2.1%, from the first quarter due to the one-time FDIC special assessment ($1.2 million) and a higher level ($550,000) of expense associated with other real estate owned properties, including write-downs due to valuation declines.  Lower compensation expense of $1.2 million, primarily reflective of the adjustments to our stock and cash incentive plans partially offset these unfavorable variances.  Compared to the second quarter of 2008, noninterest expense increased $2.2 million, or 7.1%, primarily reflective of the higher FDIC insurance premiums of $2.0 million, which includes the special assessment, higher expense ($1.2 million) for other real estate properties owned, and an increase in our pension expense ($1.0 million).  The adjustments to our stock and cash incentive plans as well as a lower level of interchange fees partially offset these unfavorable variances.  For the first six months of 2009, as compared to the comparable period for 2008, noninterest expense increased $4.6 million, or 7.7%, due to the same aforementioned factors, including the impact of the reversal of a portion ($1.1 million) of our Visa litigation accrual in the first quarter of 2008.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.5 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 68 banking offices and 79 ATMs in Florida, Georgia and Alabama.  Since 2005, the Company has been named as a Dividend Achiever by Mergent, Inc., a leading provider of information on publicly traded companies.  To be named a Dividend Achiever, a public company must have increased its regular cash dividends for at least 10 consecutive years.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

EARNINGS HIGHLIGHTS
	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2009	Mar 31, 2009	Jun 30, 2008	Jun 30, 2009	Jun 30, 2008
EARNINGS
Net Income	$774	650	$4,810	$1,424	$12,090
Diluted Earnings Per Common Share	$0.04	0.04	$0.28	$0.08	$0.70
PERFORMANCE
Return on Average Equity	1.12%	0.94%	6.43%	1.03%	8.14%
Return on Average Assets	0.12%	0.11%	0.73%	0.12%	0.92%
Net Interest Margin	5.11%	5.16%	4.90%	5.13%	4.81%
Noninterest Income as % of Operating Revenue	35.07%	34.22%	36.39%	34.65%	38.33%
Efficiency Ratio	75.44%	75.07%	66.89%	75.26%	65.00%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	12.85%	13.09%	13.15%	12.85%	13.15%
Total Capital Ratio	14.20%	14.40%	14.35%	14.20%	14.35%
Tangible Capital Ratio	7.47%	7.63%	7.87%	7.47%	7.87%
Leverage Ratio	11.07%	11.25%	10.61%	11.07%	10.61%
Equity to Assets	10.80%	11.02%	11.19%	10.80%	11.19%
ASSET QUALITY
Allowance as % of Non-Performing Loans	33.71%	34.82%	51.80%	33.71%	51.80%
Allowance as a % of Loans	2.12%	2.04%	1.18%	2.12%	1.18%
Net Charge-Offs as % of Average Loans	1.39%	1.08%	0.67%	1.23%	0.54%
Nonperforming Assets as % of Loans and ORE	7.19%	6.39%	2.49%	7.19%	2.49%
STOCK PERFORMANCE
High	$17.35	$27.31	$30.19	$27.31	$30.19
Low	$11.01	$9.50	$21.76	$9.50	$21.76
Close	$16.85	$11.46	$21.76	$16.85	$21.76
Average Daily Trading Volume	40,130	75,117	36,196	57,342	34,064

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME
Unaudited

						Six Months Ended
						June 30
(Dollars in thousands, except per share data)	2009 Second Quarter	2009 First Quarter	2008 Fourth Quarter	2008 Third Quarter	2008 Second Quarter	2009	2008

INTEREST INCOME
Interest and Fees on Loans	$29,742	$29,537	$31,570	$32,435	$33,422	$59,279	$68,677
Investment Securities	1,437	1,513	1,627	1,744	1,810	2,950	3,703
Funds Sold	1	3	32	475	1,028	4	2,603
Total Interest Income	31,180	31,053	33,229	34,654	36,260	62,233	74,983

INTEREST EXPENSE
Deposits	2,500	2,495	3,848	5,815	7,162	4,995	17,643
Short-Term Borrowings	88	68	110	230	296	156	817
Subordinated Notes Payable	931	927	937	936	931	1,858	1,862
Other Long-Term Borrowings	566	568	587	488	396	1,134	727
Total Interest Expense	4,085	4,058	5,482	7,469	8,785	8,143	21,049
Net Interest Income	27,095	26,995	27,747	27,185	27,475	54,090	53,934
Provision for Loan Losses	8,426	8,410	12,497	10,425	5,432	16,836	9,574
Net Interest Income after Provision for Loan Losses	18,669	18,585	15,250	16,760	22,043	37,254	44,360

NONINTEREST INCOME
Service Charges on Deposit Accounts	7,162	6,698	6,807	7,110	7,060	13,860	13,825
Data Processing Fees	896	870	937	873	812	1,766	1,625
Asset Management Fees	930	970	935	1,025	1,125	1,900	2,275
Retail Brokerage Fees	625	493	630	565	735	1,118	1,204
Gain on Sale of Investment Securities	6	-	3	27	30	6	95
Mortgage Banking Revenues	902	584	292	331	506	1,486	1,000
Merchant Fees	663	958	650	616	2,074	1,621	4,282
Interchange Fees	1,118	1,056	1,007	1,073	1,076	2,174	2,085
Gain on Sale of Portion of Merchant Services Portfolio	-	-	-	6,250	-	-	-
ATM/Debit Card Fees	884	863	744	742	758	1,747	1,502
Other	1,448	1,550	1,306	1,600	1,542	2,998	5,624
Total Noninterest Income	14,634	14,042	13,311	20,212	15,718	28,676	33,517

NONINTEREST EXPENSE
Salaries and Associate Benefits	16,049	17,237	15,492	15,417	15,318	33,286	30,922
Occupancy, Net	2,540	2,345	2,503	2,373	2,491	4,885	4,853
Furniture and Equipment	2,304	2,338	2,368	2,369	2,583	4,642	5,165
Intangible Amortization	1,010	1,011	1,308	1,459	1,459	2,021	2,918
Other	11,027	9,326	9,331	8,298	8,905	20,353	16,696
Total Noninterest Expense	32,930	32,257	31,002	29,916	30,756	65,187	60,554

OPERATING PROFIT	373	370	(2,441)	7,056	7,005	743	17,323
Provision for Income Taxes	(401)	(280)	(738)	2,218	2,195	(681)	5,233
NET INCOME	$774	$650	$(1,703)	$4,838	$4,810	$1,424	$12,090

PER SHARE DATA
Basic Earnings	$0.04	$0.04	$(0.10)	$0.29	$0.28	$0.08	$0.70
Diluted Earnings	$0.04	$0.04	$(0.10)	$0.29	$0.28	$0.08	$0.70
Cash Dividends	0.190	0.190	0.190	0.185	0.185	0.380	0.370
AVERAGE SHARES
Basic	17,010	17,109	17,126	17,124	17,146	17,059	17,158
Diluted	17,010	17,131	17,135	17,128	17,147	17,060	17,159

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

(Dollars in thousands, except per share data)	2009 Second Quarter	2009 First Quarter	2008 Fourth Quarter	2008 Third Quarter	2008 Second Quarter

ASSETS
Cash and Due From Banks	$92,394	$81,317	$88,143	$71,062	$108,672
Funds Sold and Interest Bearing Deposits	2,016	4,241	6,806	27,419	192,786
Total Cash and Cash Equivalents	94,410	85,558	94,949	98,481	301,458

Investment Securities, Available-for-Sale	194,002	195,767	191,569	193,978	185,971

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	201,589	202,038	206,230	189,676	196,075
Real Estate - Construction	153,507	154,102	141,973	148,160	150,907
Real Estate - Commercial	686,420	673,066	656,959	639,443	622,282
Real Estate - Residential	447,652	464,358	468,399	473,962	481,397
Real Estate - Home Equity	235,473	223,505	218,500	212,118	205,536
Consumer	241,467	243,280	246,973	252,743	244,071
Other Loans	7,933	8,068	15,838	7,378	9,436
Overdrafts	3,022	3,195	2,925	3,749	7,111
Total Loans, Net of Unearned Interest	1,977,063	1,971,612	1,957,797	1,927,229	1,916,815
Allowance for Loan Losses	(41,782)	(40,172)	(37,004)	(30,544)	(22,518)
Loans, Net	1,935,281	1,931,440	1,920,793	1,896,685	1,894,297

Premises and Equipment, Net	109,050	107,259	106,433	104,806	102,559
Intangible Assets	90,862	91,872	92,883	94,192	95,651
Other Assets	102,234	87,483	82,072	66,308	69,479
Total Other Assets	302,146	286,614	281,388	265,306	267,689

Total Assets	$2,525,839	$2,499,379	$2,488,699	$2,454,450	$2,649,415

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$424,125	$413,608	$419,696	$382,878	$416,992
NOW Accounts	733,526	726,069	758,976	698,509	814,380
Money Market Accounts	300,683	312,541	324,646	368,453	387,011
Regular Savings Accounts	123,257	121,245	115,261	116,858	118,307
Certificates of Deposit	424,339	416,326	373,595	396,086	426,236
Total Deposits	2,005,930	1,989,789	1,992,174	1,962,784	2,162,926

Short-Term Borrowings	73,989	68,193	62,044	47,069	51,783
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	52,354	53,448	51,470	53,074	36,857
Other Liabilities	57,973	49,518	41,294	29,841	38,382

Total Liabilities	2,253,133	2,223,835	2,209,869	2,155,655	2,352,835

SHAREOWNERS' EQUITY
Common Stock	170	170	171	171	171
Additional Paid-In Capital	35,698	35,841	36,783	36,681	36,382
Retained Earnings	257,828	260,287	262,890	267,853	266,171
Accumulated Other Comprehensive Loss, Net of Tax	(20,990)	(20,754)	(21,014)	(5,910)	(6,144)

Total Shareowners' Equity	272,706	275,544	278,830	298,795	296,580

Total Liabilities and Shareowners' Equity	$2,525,839	$2,499,379	$2,488,699	$2,454,450	$2,649,415

OTHER BALANCE SHEET DATA
Earning Assets	$2,173,081	$2,171,620	$2,156,172	$2,148,626	$2,295,572
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Deposit Base	5,159	6,121	7,084	8,345	9,756
Other	892	940	988	1,036	1,084
Interest Bearing Liabilities	1,771,035	1,760,709	1,748,879	1,742,936	1,897,461

Book Value Per Diluted Share	$16.03	$16.18	$16.27	$17.45	$17.33
Tangible Book Value Per Diluted Share	10.70	10.80	10.85	11.94	11.74

Actual Basic Shares Outstanding	17,010	17,010	17,127	17,125	17,111
Actual Diluted Shares Outstanding	17,010	17,031	17,136	17,129	17,112

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited
	2009	2009		2008	2008	2008
(Dollars in thousands)	Second Quarter	First Quarter		Fourth Quarter	Third Quarter	Second Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$40,172	$37,004	$	$ 30,544	$22,518	$20,277
Provision for Loan Losses	8,426	8,410		12,497	10,425	5,432
Net Charge-Offs	6,816	5,242		6,037	2,399	3,191

Balance at End of Period	$41,782	$40,172	$	$ 37,004	$30,544	$22,518
As a % of Loans	2.12%	2.04%		1.89%	1.59%	1.18%
As a % of Nonperforming Loans	33.71%	34.82% %		37.52%	48.55%	51.80%
As a % of Nonperforming Assets	29.09%	31.69%		34.31%	45.10%	47.12%

CHARGE-OFFS
Commercial, Financial and Agricultural	$388	$857		$331	$275	$407
Real Estate - Construction	3,356	320		1,774	77	158
Real Estate - Commercial	123	1,002		293	(35)	1,115
Real Estate - Residential	2,379	1,975		2,264	797	817
Consumer	1,145	2,117		1,993	1,797	1,232

Total Charge-Offs	$7,391	$6,271		$6,655	$2,911	$3,729

RECOVERIES
Commercial, Financial and Agricultural	$84	$74		$68	$68	$55
Real Estate - Construction	-	385		-	4	-
Real Estate - Commercial	1	-		-	1	13
Real Estate - Residential	51	58		128	6	24
Consumer	439	512		422	433	446

Total Recoveries	$575	$1,029		$618	$512	$538

NET CHARGE-OFFS	$6,816	$5,242		$6,037	$2,399	$3,191

Net Charge-Offs as a % of Average Loans(1)	1.39%	1.08%		1.24%	0.50%	0.67%

RISK ELEMENT ASSETS
Nonaccruing Loans	$111,039	$110,200		$96,876	$61,509	$41,738
Restructured Loans	12,916	5,157		1,744	1,403	1,733
Total Nonperforming Loans	123,955	115,357		98,620	62,912	43,471
Other Real Estate	19,671	11,425		9,222	4,813	4,322
Total Nonperforming Assets	$143,626	$126,782		$107,842	$67,725	$47,793

Past Due Loans 90 Days or More	$-	$-		$88	$50	$896

Nonperforming Loans as a % of Loans	6.27%	5.85%		5.04%	3.26%	2.27%
Nonperforming Assets as a % of
Loans and Other Real Estate	7.19%	6.39%		5.48%	3.51% %	2.49%
Nonperforming Assets as a % of Capital(2)	45.67%	40.16%		34.15%	20.56%	14.98%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	Second Quarter 2009			First Quarter 2009			Fourth Quarter 2008			Third Quarter 2008			Second Quarter 2008			June 2009 YTD			June 2008 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

ASSETS:
Loans, Net of Unearned Interest	$1,974,197	29,954	6.09%	$1,964,086	29,724	6.14%	$1,940,083	31,772	6.52%	$1,915,008	32,622	6.78%	$1,908,802	33,610	7.08%	$1,969,169	59,678	6.11%	$1,909,187	69,063	7.27%

Investment Securities
Taxable Investment Securities	89,574	742	3.31%	90,927	776	3.43%	90,296	813	3.59%	93,723	940	3.99%	93,814	1,028	4.38%	90,248	1,518	3.37%	94,300	2,136	4.52%
Tax-Exempt Investment Securities	106,869	1,067	4.00%	101,108	1,133	4.48%	103,817	1,252	4.82%	98,966	1,234	4.99%	94,371	1,200	5.09%	104,005	2,200	4.23%	92,581	2,407	5.20%

Total Investment Securities	196,443	1,809	3.68%	192,035	1,909	3.98%	194,113	2,065	4.25%	192,689	2,174	4.50%	188,185	2,228	4.73%	194,253	3,718	3.83%	186,881	4,543	4.86%

Funds Sold	4,641	1	0.10%	10,116	3	0.13%	16,645	32	0.74%	99,973	475	1.86%	206,984	1,028	1.96%	7,363	4	0.12%	206,649	2,602	2.49%

Total Earning Assets	2,175,281	$31,764	5.86%	2,166,237	$31,636	5.92%	2,150,841	$33,869	6.27%	2,207,670	$35,271	6.36%	2,303,971	$36,866	6.43%	2,170,785	$63,400	5.89%	2,302,717	$76,208	6.65%

Cash and Due From Banks	81,368			76,826			76,027			77,309			82,182			79,109			88,214
Allowance for Loan Losses	(41,978)			(38,007)			(30,347)			(22,851)			(20,558)			(40,003)			(19,392)
Other Assets	291,681			281,869			266,797			266,510			269,176			286,801			269,083

Total Assets	$2,506,352			$2,486,925			$2,463,318			$2,528,638			$2,634,771			$2,496,692			$2,640,622

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$709,039	$249	0.14%	$719,265	$225	0.13%	$684,246	$636	0.37%	$727,754	$1,443	0.79%	$788,237	$1,935	0.99%	$714,123	$474	0.13%	$781,064	$5,375	1.38%
Money Market Accounts	298,007	192	0.26%	321,562	190	0.24%	360,940	716	0.79%	369,544	1,118	1.20%	376,996	1,210	1.29%	309,719	382	0.25%	383,412	3,408	1.79%
Savings Accounts	123,034	15	0.05%	118,142	14	0.05%	117,311	28	0.09%	117,970	30	0.10%	117,182	29	0.10%	120,601	29	0.05%	115,172	63	0.11%
Time Deposits	417,545	2,044	1.96%	392,006	2,066	2.14%	379,266	2,468	2.59%	410,101	3,224	3.13%	443,006	3,988	3.62%	404,847	4,110	2.05%	455,143	8,797	3.89%
Total Interest Bearing Deposits	1,547,625	2,500	0.65%	1,550,975	2,495	0.65%	1,541,763	3,848	0.99%	1,625,369	5,815	1.42%	1,725,421	7,162	1.67%	1,549,290	4,995	0.65%	1,734,791	17,643	2.05%

Short-Term Borrowings	87,768	88	0.40%	85,318	68	0.32%	69,079	110	0.62%	51,738	230	1.76%	55,830	296	2.13%	86,550	156	0.36%	61,963	817	2.64%
Subordinated Notes Payable	62,887	931	5.86%	62,887	927	5.89%	62,887	937	5.83%	62,887	936	5.83%	62,887	931	5.86%	62,887	1,858	5.88%	62,887	1,862	5.86%
Other Long-Term Borrowings	52,775	566	4.30%	53,221	568	4.33%	53,261	587	4.39%	43,237	488	4.48%	34,612	396	4.60%	52,997	1,134	4.31%	31,128	727	4.70%

Total Interest Bearing Liabilities	1,751,055	$4,085	0.94%	1,752,401	$4,058	0.94%	1,726,990	$5,482	1.26%	1,783,231	$7,469	1.67%	1,878,750	$8,785	1.88%	1,751,724	$8,143	0.94%	1,890,769	$21,049	2.24%

Noninterest Bearing Deposits	423,566			406,380			404,103			405,314			415,125			415,020			409,918
Other Liabilities	54,617			46,510			29,998			36,498			40,006			50,586			41,088

Total Liabilities	2,229,238			2,205,291			2,161,091			2,225,043			2,333,881			2,217,330			2,341,775

SHAREOWNERS' EQUITY:	$277,114			$281,634			$302,227			$303,595			$300,890			$279,362			$298,847

Total Liabilities and Shareowners' Equity	$2,506,352			$2,486,925			$2,463,318			$2,528,638			$2,634,771			$2,496,692			$2,640,622

Interest Rate Spread		$27,679	4.92%		$27,578	4.98%		$28,387	5.01%		$27,802	4.69%		$28,081	4.55%		$55,257	4.95%		$55,159	4.41%

Interest Income and Rate Earned(1)		$31,764	5.86%		$31,636	5.92%		$33,869	6.27%		$35,271	6.36%		$36,866	6.43%		$63,400	5.89%		$76,208	6.65%
Interest Expense and Rate Paid(2)		4,085	0.75%		4,058	0.76%		5,482	1.01%		7,469	1.35%		8,785	1.53%		8,143	0.76%		21,049	1.84%

Net Interest Margin		$27,679	5.11%		$27,578	5.16%		$28,387	5.26%		$27,802	5.01%		$28,081	4.90%		$55,257	5.13%		$55,159	4.81%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.